UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

LUFKIN INDUSTRIES, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 26, 2013, Lufkin Industries, Inc. filed a Current Report on Form 8-K disclosing the following information:

Item 8.01 Other Events.

As previously disclosed, Lufkin Industries, Inc., a Texas corporation (the “Company”), received two letters from purported shareholders (the “Letters”) of the Company alleging that, among other things, the members of the Company’s board of directors (the “Board”) breached their fiduciary duties in approving the Agreement and Plan of Merger, dated as of April 5, 2013, among General Electric Company (“GE”), Red Acquisition, Inc. (“Merger Sub”), and the Company (the “Merger Agreement”). Each of the Letters demanded that the Board take actions to remedy the conduct alleged in the particular letter and threatened to commence a shareholder derivative suit on behalf of the Company absent action from the Board. The Board established a special litigation committee (the “Committee”), consisting of disinterested and independent members of the Board, to investigate, review and evaluate the allegations made in the Letters. The Committee engaged independent legal counsel to assist it with its review.

Also previously disclosed, while the Committee was undertaking its investigation, a purported shareholder of the Company responsible for one of the Letters (the “Plaintiff”) filed a suit (the “Action”) in the District Court of Angelina County, Texas (the “Court”) seeking to enjoin the consummation of the transaction proposed in the Merger Agreement and alleging, among other things, that the members of the Company’s Board breached their fiduciary duties by agreeing to sell the Company for insufficient consideration, reaching that decision through an inadequate process and filing a proxy containing insufficient disclosures and that GE and Merger Sub aided and abetted the Board in breaching its fiduciary duties. At a June 20, 2013 hearing, the Court considered the Plaintiff’s request for injunctive relief and the motions to dismiss filed by the defendants, including the Company and the Committee. At the conclusion of the hearing, the Court denied the Plaintiff’s request for injunctive relief and granted the motions to dismiss the action.

The Committee has concluded its investigation and has presented its findings and recommendations to the Board. The Committee’s investigation did not reveal any breach of fiduciary duties committed by the Board, and the Committee concluded that none of the allegations in the Letters had merit. The Committee determined that the allegations made in the Letters have little likelihood of success and that, accordingly, the pursuit of any of the allegations in the Letters would not be in the best interest of the Company and its shareholders.

After review of the Committee’s presentation, the Board accepted all of the Committee’s recommendations and determined that the allegations made in the Letters will not be pursued because the pursuit of such allegations is not in the best interest of the Company and its shareholders.

The definitive proxy statement filed with the Securities and Exchange Commission on May 30, 2013 (the “Proxy Statement”) contains important information about the Company, GE, Merger Sub, the proposed merger and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting the Company at the following:

Address: 601 South Raguet, Lufkin, TX 75904-3951

Phone: (936) 631-2749

Email: cboone@lufkin.com